Exhibit 10.21

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Brian McDonald (“Executive”) and Advanced Analogic Technologies, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company as its Chief Financial Officer;

WHEREAS, Executive signed an offer letter with the Company on June 21, 2004 (the “Offer Letter”);

WHEREAS, the Company and Executive entered into an Amended and Restated Change of Control Agreement (the “Change of Control Agreement”) as of February 3, 2009;

WHEREAS, Executive signed an Executive Proprietary Information Agreement with the Company on June 21, 2004 (the “Confidentiality Agreement”);

WHEREAS, the Company and Executive have entered into stock option agreements (the “Option Agreements”), with grant dates of October 26, 2005; November 6, 2006; October 31, 2007; October 29, 2008; February 10, 2009; July 27, 2009; and February 9, 2010 each granting Executive non-statutory stock options to purchase shares of the Company’s common stock (the “Options”), subject to the terms and conditions of the Company’s 2005 Equity Incentive Plan (the “2005 Plan”);

WHEREAS, the Company and Executive have entered into restricted stock unit award agreements (the “RSU Agreements”), with grant dates of July 27, 2010 and October 20, 2010, respectively, each granting Executive the right to receive Restricted Stock Units (the “RSUs”, and together with the Options, the “Equity Awards”), subject to the terms and conditions of the 2005 Plan (together with the Option Agreements and the Company’s 1998 Stock Plan, the “Stock Agreements”);

WHEREAS, the Company terminated Executive’s employment with the Company, effective March 31, 2011 (the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Consideration. In consideration of Executive’s execution of this agreement, the Company agrees as follows:

a. Severance. The Company agrees to pay Executive a lump sum amount equal to $392,333.44, less applicable withholdings, which is approximately equal to 16 months of Executive’s base salary as of the Termination Date. This payment will be made to Executive within ten (10) business days after the Effective Date of this Agreement.

b. Laptop, Cellular Phone, iPad. The Company agrees to give Executive a new laptop computer, cellular phone, and iPad purchased by the Company, with the express understanding that Executive will promptly return the laptop computer, cellular phone, and iPad that are currently in Executive’s possession, and that he shall not otherwise maintain any confidential or proprietary information belonging to the Company. The Company shall report as income to Executive the fair market value of the laptop computer, cellular phone and iPad and shall withhold from the other cash payments specified in the Agreement such required tax withholding. The Company will not pay for or provide service for Executive’s Cellular Phone or iPad.

c. Target Bonus. The Company agrees to pay Executive a lump sum of $110,343.78, less applicable withholdings, which is equal to 50% of the target bonus which Executive would have been eligible to receive had his employment continued through the 2011 fiscal year. The bonus payment will be made to Executive on the 6 month anniversary of the Termination Date. For the avoidance of any doubt, Executive agrees and acknowledges that he shall not be entitled to receive payment with respect to any remaining portion of his 2011 target bonus, regardless of whether the performance goals are later achieved, because as of the Termination Date, no other portion of this bonus amount has been earned.

d. One-Time Bonus. The Company agrees to pay an amount equal to $31,600, less applicable withholdings, which is intended to cover certain miscellaneous expenses, including costs related to Executive’s personal automobile, costs related to the preparation of Executive’s personal income tax returns for the 2011 taxable year, and legal fees incurred by Executive in connection with the review of this Agreement. This payment will be made to Executive within 10 business days after the Effective Date of this Agreement.

e. [***]

***	CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SEC

[***]

***	CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SEC

[***]

f. Equity Award Acceleration. Executive and the Company agree that Executive shall be entitled to accelerated vesting equal to 100% of the unvested portion of his Equity Awards as of immediately prior to the Termination Date.

g. Extension of Option Exercise Period. Executive and the Company agree that the period of time in which Executive, Executive has to exercise the shares subject to the Options shall be extended until the earlier of (i) the expiration of the original term of each Option or (ii) second anniversary of the Termination Date. Notwithstanding the foregoing, in no event shall any Option remain outstanding or exercisable: (i) more than 10 years following the date of grant of the Option; or (ii) following termination of the Option (i.e., such Option’s original expiration date).

***	CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SEC

h. COBRA. The Company shall reimburse Executive for the cost of coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and his eligible dependents for a period of up to 12 months, provided Executive and/or his eligible dependents timely elect continuation coverage under COBRA within the time period prescribed pursuant to COBRA, and otherwise qualify for continued coverage (the “COBRA Premiums”). COBRA Premiums shall be reimbursed by the Company to Executive consistent with the Company’s normal expense reimbursement policy; provided that Executive submits documentation to the Company substantiating his payments for COBRA coverage. Notwithstanding anything to the contrary under this Agreement, if the Company reasonably determines, at any time and in its sole discretion, that it cannot reimburse the COBRA Premiums to Executive, without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such reimbursements.

Executive specifically acknowledges and agrees that the consideration provided to him hereunder fully satisfies any obligation that the Company had to pay Executive wages or any other compensation for any of the services that Executive rendered to the Company, that the amount paid is in excess of any disputed wage claim that Executive may have, that the consideration paid shall be deemed to be paid first in satisfaction of any disputed wage claim with the remainder sufficient to act as consideration for the release of claims set forth herein, and that Executive has not earned and is not entitled to receive any additional wages or other form of compensation from the Company.

2. Stock. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Executive is entitled to purchase from the Company pursuant to the exercise of outstanding Options, and the number of RSUs that will be settled to Executive upon vesting, Executive will be considered to have vested only up to the Termination Date (after applying the accelerated vesting described in Section 1(c) above with respect to Options and RSUs). Executive acknowledges that as of the Termination Date, Executive will have vested in the number of shares subject to his outstanding Options, and the number of RSUs, as is set forth on Exhibit A attached hereto, and no more. Except as otherwise provided in Section 1(e) and Section 1(f), the exercise of Executive’s vested Options, and shares resulting from any such exercises shall continue to be governed by the terms and conditions of the Stock Agreements, as applicable. The settlement of Executive’s vested RSUs shall continue to be governed by the terms and conditions of the Stock Agreements, as applicable.

3. Benefits. Executive’s health insurance benefits shall cease on the last day of March 2011, subject to Executive’s right to continue his health insurance under COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date.

4. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

5. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, Executives, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company). Notwithstanding the foregoing, Executive acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Paragraph 17. Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

6. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7. California Civil Code Section 1542. Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

8. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9. Application for Employment. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company. Executive further agrees not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company.

10. Confidentiality. Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Executive may disclose Separation Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Executive’s attorney(s), and Executive’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Executive agrees that he will not publicize, directly or indirectly, any Separation Information.

Executive acknowledges and agrees that the confidentiality of the Separation Information is of the essence. The Parties agree that if the Company proves that Executive breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Executive’s breach, except to the extent that such breach constitutes a legal action by Executive that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse Executive from his obligations hereunder, nor permit him to make additional disclosures. Executive warrants that he has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

11. Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company Executives. Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company, including but not limited to his current laptop computer, cellular phone and iPad.

12. No Cooperation. Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation, prosecution or defense of any disputes, differences, grievances, claims, charges, or complaints between any third party and any of the

Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation, prosecution or defense of any disputes, differences, grievances, claims, charges, or complaints involving any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance. Executive agrees that the restrictions contained in this section shall include, but not be limited to, serving as an expert witness in any legal proceeding for a party adverse to any of the Releasees and to encouraging, counseling, or assisting, in any manner, any stockholder, group of stockholders, or advisors thereto, in an effort to influence any decisions, actions, or policies of any of the Releasees.

13. Nondisparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Executive shall direct any inquiries by potential future employers to the Company’s human resources department.

14. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

15. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

16. Costs. Except as set forth in Paragraph 1(d), the Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH

CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

18. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

19. Section 409A.

(a) It is intended that the payment of all severance benefits pursuant to Section 1(a) through Section 1(c) of this Agreement be exempt from Section 409A of the Internal Revenue Code, as amended (the “Code”) and the regulations promulgated thereunder (“Section 409A”) due to (i) the involuntary termination exception as set forth in Section 1.409A-1(b)(9)(iii) of the final regulations issued under Section 409A or such other exemption as may apply, (ii) the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the final regulations issued under Section 409A, or (iii) such other exemption as may apply.

(b) It is intended that the payment of all benefits pursuant to Section 1(d) of this Agreement be exempt from Section 409A due to (i) the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the final regulations issued under Section 409A, or (ii) such other exemption as may apply. Notwithstanding the foregoing, to the extent any payments under this Agreement are subject to (and not exempt from) Section 409A, it is intended that such payments will comply with Section 409A as amounts payable on the earlier of a “fixed schedule” in accordance with Section 1.409A-3(i)(1)(i) of the final regulations issued under Section 409A, on a “change in the ownership or effective control of a control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” in accordance with Section 1.409A(3)(i)(5) of the final regulations issued under Section 409A, or a “separation from service” as set forth in Section 1.409A-1(h) of the final regulations issued under Section 409A, such that no portion of the payments will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

(c) Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the final regulations issued under Section 409A. With respect to reimbursements (whether such reimbursements are for business expenses or, to the extent permitted under the Company’s policies, other expenses) and/or in-kind benefits, in each case, that constitute deferred compensation subject to Section 409A (as determined by the Company in its sole discretion), each of the following shall apply: (1) no reimbursement of expenses incurred by Executive during any taxable year shall be made after the last day of the following taxable year of the Executive, (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to Executive in any other taxable year, and (3) the right to reimbursement of such expenses or in-kind benefits shall not be subject to liquidation or exchange for another benefit. The Company and Executive agree that this Agreement and the rights granted to Executive hereunder are intended to meet the requirements of paragraphs (2), (3) and (4) of Section 409A(a)(1)(A) of the Code.

This Paragraph 19 is intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to either (1) the six (6) month delay which may otherwise be required with respect to payments of deferred compensation to “specified Executives” as defined in Section 409A, and (b) any additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

20. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21. No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24. Entire Agreement. This Agreement, along with the Confidentiality Agreement and the Stock Agreements, represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, including but not limited to Executive’s Offer Letter and Change of Control Agreement.

25. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

26. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

27. Effective Date. Executive understands that this Agreement shall be null and void if not executed by him within twenty one (21) days of March 31, 2011 (the “Execution Deadline”). Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after the Execution Deadline, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

28. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

BRIAN MCDONALD, an individual

Dated: March 31, 2011	/s/ Brian McDonald
Brian McDonald

ADVANCED ANALOGIC TECHNOLOGIES, INC.

Dated: March 31, 2011	By	/s/ Richard K. Williams
Richard K. Williams
President & Chief Executive Officer

EXHIBIT A

The chart below shows the number of shares subject to Executive’s outstanding Equity Awards that are vested as of the Termination Date, in all cases, including amounts that vested in accordance with the accelerated vesting provisions described in Section 1(c) above.

Grant Date	Type of Award	Vested
10/26/05	NSO	110,000
11/6/05	NSO	100,000
10/31/07	NSO	100,000
10/29/08	NSO	125,000
02/10/09	NSO	17,500
07/29/09	NSO	60,000
02/09/10	NSO	60,000
7/27/10	RSU	50,000
10/20/10	RSU	60,000